Item 77C - DWS High Income Trust

Registrant incorporates by reference
Registrant's Proxy Statement filed on
 April 10, 2007
(Accession No. 0000950137-07-005340).

The Annual Meeting of shareholders
(the "Meeting") of DWS High Income
Fund (the "Fund")
was held on May 24, 2007. The following matter was voted upon by the shareholders of said
Fund (the resulting votes are presented below).

I.	To elect nine individuals to
constitute the Board of Trustees of the Fund.


Number of Votes:

For
Withheld
John W. Ballantine
27,386,647
996,677
Donald L. Dunaway
27,301,777
1,081,547
James R. Edgar
27,376,190
1,007,135
Paul K. Freeman
27,359,260
1,024,064
Robert B. Hoffman
27,337,364
1,045,960
William McClayton
27,391,423
991,901
Shirley D. Peterson
27,326,444
1,056,880
Axel Schwarzer
27,326,444
1,056,880
Robert H. Wadsworth
27,383,962
999,362


G:\sec_reg\NSAR\2007\5-31-2007\Item 77C-High Income Trust.doc